                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*




                         Southern Banc Company, Inc.
            ------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                  842233108
            ------------------------------------------------------
                               (CUSIP Number)





         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 10 Pages

CUSIP NO.                           13G                   PAGE  2  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc.
     54-1837743

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Virginia


                    5    SOLE VOTING POWER
                         68,050



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               68,050
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     68,050



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%


12   TYPE OF REPORTING PERSON*

     HC


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                           13G                   PAGE  3  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc. Voting Trust


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
        Virginia


                    5    SOLE VOTING POWER
                         68,050



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               68,050
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     68,050



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%


12   TYPE OF REPORTING PERSON*

     OO


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                           13G                   PAGE  4  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               68,050
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         68,050



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     68,050



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                           13G                   PAGE  5  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               68,050
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         68,050



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     68,050



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                           13G                   PAGE  6  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W. Russell Ramsey


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               68,050
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         68,050



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     68,050



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%


12   TYPE OF REPORTING PERSON*

     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.    (a).    Name of Issuer: Southern Banc Company, Inc.



           (b).    Address of Issuer's Principal Executive Offices:

                   221 S 6th Street
                   P.O. Box 1130
                   Gadsden, AL 35901



Item 2.    (a).    Name of Person Filing:

                   Friedman, Billings, Ramsey Group, Inc.




           (b).    Address of Principal Business Office:

                   1001 19th Street North
                   Arlington, VA 22209-1710








                              Page 7 of 10 Pages

Item 2.    (c).    Citizenship: Virginia




           (d).    Title of Class of Securities: Common Stock



           (e).    CUSIP Number: 842233108



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                   (a) [ ] Broker or Dealer registered under Section 15 of the Act
                   (b)     [ ] Bank as defined in section 3(a)(6) of the Act
                   (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
                   (d) [ ] Investment Company registered under section 8 of the Investment Company Act
                   (e) [ ] Investment Advisor registered under section 203 of the Investment Advisers Act
                   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see sec.240.13d-1(b)(ii)(F) (Note: See Item 7)
                   (g) [X] Parent Holding Company, in accordance with sec.240.13d-1(b)(ii)(G). (Note: See Item 7)
                   (h)     [ ] Group, in accordance with Sec.
                           240.13d-1(b)(ii)(H)


Item 4.            Ownership.

           (a).    Amount Beneficially Owned   68,050 as of December 31, 1997





           (b).    Percent of Class: 5.5%



           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote      68,050

                   (ii)     shared power to vote or to direct the vote         0

                   (iii)    sole power to dispose or to direct the
                            disposition of                                68,050

                   (iv)     shared power to dispose or to direct the
                            disposition of                                     0





                              Page 8 of 10 Pages

Item 5.            Ownership of Five Percent or Less of a Class: Not Applicable





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person: Not Applicable




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Friedman, Billings, Ramsey Investment Management, Inc. 3(e)




Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable






                              Page 9 of 10 Pages

Item 9.            Notice of Dissolution of Group: Not Applicable




Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaim the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
Dated:   March 17, 1998                By:   /s/ EMANUEL J. FRIEDMAN
                                          ----------------------------------
                                           Name: Emanuel J. Friedman
                                           Title: Chairman

                                       FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                                       VOTING TRUST
         March 17, 1998                By:   /s/ ERIC F. BILLINGS
                                          ----------------------------------
                                           Name: Eric F. Billings
                                                 Trustee

                                       By: /s/ EMANUEL J. FRIEDMAN
                                          ----------------------------------
                                               Emanuel J. Friedman
                                               Trustee

                                       By: /s/ W. RUSSELL RAMSEY
                                          ----------------------------------
                                               W. Russell Ramsey
                                               Trustee

Dated:   March 17, 1998                By: /s/ ERIC F. BILLINGS
                                          ----------------------------------
                                               Eric F. Billings

Dated:   March 17, 1998                By: /s/ EMANUEL J. FRIEDMAN
                                          ----------------------------------
                                               Emanuel J. Friedman

Dated:   March 17, 1998                By: /s/ W. RUSSELL RAMSEY
                                          ----------------------------------
                                               W. Russell Ramsey





                               Page 10 of 10 Pages